EXHIBIT 99.1

Forterra Announces First Quarter 2020 Results

Irving, TX - GLOBE NEWSWIRE - April 29, 2020 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights

•	Increased net sales by 13.4% to $330.9 million as compared to $291.9 million in the prior year quarter

•	Increased gross profit by 40.5% to $58.7 million as compared to $41.8 million in the prior year quarter

•	Gross profit margin improved by 340 basis points year-over-year

•	Net loss decreased to $14.1 million compared to $25.0 million in the prior year quarter

•	Adjusted EBITDA[1] increased to $35.5 million as compared to $19.9 million in the prior year quarter

•	Adjusted EBITDA margin[1] improved by 390 basis points year-over-year

•	Improved operating cash flow by $24.8 million and free cash flow[1] by $43.2 million year-over-year

Business Update related to COVID-19

•	Our businesses are essential under government “shelter in place” type orders, so all facilities are capable of operating

•	Management has implemented enhanced health and safety protocols to safeguard our employees and our operations

•	Management has proactively taken prudent and precautionary actions to enhance our financial flexibility, liquidity and cash flow, including, but not limited to:

•	Limiting capital spending to essential maintenance and short payback projects

•	Reducing cash compensation for executive management team and independent members of our board of directors

•	Freezing hiring, deferring annual employee compensation increases and minimizing overtime

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, and free cash flow, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

EXHIBIT 99.1

•
Drawing down $180 million of cash under our revolving credit facility. As of March 31, 2020, we had total liquidity of $254.5 million, comprised of $182.4 million cash and $72.1 million of availability under our revolving credit facility

Forterra CEO Karl Watson, Jr. commented, “First quarter revenues, gross profit margins, and operating cash flow all improved versus the prior year period despite challenges associated with the COVID-19 pandemic and adverse weather conditions impacting our Texas operations. These results reflect our continued progress in our journey to earning a full and fair return on the products we produce and the capital we have deployed. Growth in topline revenue, driven by a combination of volumes and price increases, contributed to the significant earnings improvement year-over-year. We entered 2020 with clear plans for extending recent improvements in production efficiencies, commercial strategies, unit margin expansion, and returns on capital. This momentum will serve us well as we manage through this period of extreme uncertainty.”

"For the twelve months ended March 31, 2020, the business generated net earnings of $3.6 million and Adjusted EBITDA of $219.5 million. However, due to the COVID-19 pandemic and the resulting macroeconomic uncertainty, we are withdrawing our previously provided 2020 annual guidance of net income in the range of $2 million to $22 million and Adjusted EBITDA in the range of $210 million to $240 million."

Mr. Watson continued, “Looking ahead, we believe we are well prepared to navigate through this rapidly evolving pandemic. As an essential business, we are proud to continue supporting our customers with a paramount focus on health and safety. We will continue to take prudent and proactive actions to safely operate our business and maintain a strong liquidity position during this uncertain period with the goal of positioning our company to succeed when macroeconomic conditions improve. I want to thank all our employees, especially the wonderful people at our manufacturing facilities who come to work every day faithfully, for their resilience and determination to serve our customers. We could not continue to persevere without them.”

“We have extensive contingency plans in place if our product volumes begin to decline in the coming months. In preparation, as part of this contingency planning, we have taken steps to preserve cash such as deferring non-essential capital expenditures, instituting a hiring freeze, eliminating expenses that do not contribute to the short-term operation of our business, renegotiating contracts wherever possible, and voluntarily reducing the salaries of our executive team and compensation of our board members. We will continue to monitor the situation closely and adjust our plans as necessary. We believe that we are well-

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positioned to manage expenses in the face of potential demand impacts from COVID-19 given that a majority of our cost of goods sold is variable in nature.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

($ in millions)	Q1 2020	Q1 2019

Net Sales	$170.2	$163.7
Gross Profit	32.5	31.4
EBITDA	26.1	25.1
Adjusted EBITDA	28.1	26.5
Gross Profit Margin	19.1%	19.2%
Adjusted EBITDA Margin	16.5%	16.2%
Drainage net sales increased by 4% to $170.2 million, compared to $163.7 million in the prior year quarter. The increase in net sales was driven by higher average selling prices, partially offset by lower shipment volumes primarily due to less favorable weather conditions in Texas as compared to prior year. Drainage backlogs at the end of the quarter remained relatively stable compared to the same quarter last year.

Drainage gross profit and gross profit margin were $32.5 million and 19.1%, compared to $31.4 million and 19.2%, respectively, in the prior year quarter. Higher average selling prices and manufacturing efficiencies offset increased input costs, resulting in gross profit margin that was relatively flat year-over-year. As a result, Drainage EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were $26.1 million, $28.1 million and 16.5%, respectively, each a slight improvement as compared to the prior year quarter of $25.1 million, $26.5 million and 16.2%, respectively.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

($ in millions)	Q1 2020	Q1 2019

Net Sales	$160.6	$128.1
Gross Profit	26.2	10.7
EBITDA	22.9	8.7
Adjusted EBITDA	23.6	8.7
Gross Profit Margin	16.3%	8.4%
Adjusted EBITDA Margin	14.7%	6.8%
Water net sales increased by 25.4% to $160.6 million, compared to $128.1 million in the prior year quarter. The increase in net sales was driven by both higher shipment volumes and higher average selling price.

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Our customers returned to normal buying patterns as compared to their destocking in the first half of 2019. Water backlogs at the end of the quarter increased both in volume and pricing compared to the prior year quarter.

Water gross profit and gross profit margin increased to $26.2 million and 16.3%, respectively, compared to $10.7 million and 8.4%, respectively, in the prior year quarter. Water EBITDA, Adjusted EBITDA and Adjusted EBITDA margin increased to $22.9 million, $23.6 million and 14.7%, respectively, compared to $8.7 million, $8.7 million and 6.8%, respectively, in the prior year quarter. The improvements in gross profit, gross profit margin, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were primarily driven by higher shipment volumes and average selling prices, as well as lower raw material costs.

Corporate and Other (“Corporate”) - First Quarter 2020 Results
Corporate EBITDA and Adjusted EBITDA loss were $19.7 million and $16.2 million, respectively, in the first quarter of 2020 compared to $17.1 million and $15.3 million, respectively, in the prior year quarter. The year-over-year increase was mainly due to costs associated with investments in our people, systems and processes.  We remain focused on further leveraging our corporate overhead structure.

Balance Sheet and Liquidity
As a precautionary measure, we have drawn down $180 million on our revolving credit facility during the first quarter. As of March 31, 2020, we had cash of $182.4 million with $72.1 million of additional availability under our revolving credit facility. Our $1.1 billion term loan does not mature until October of 2023. Importantly, we are in full compliance with all our debt covenants and do not expect this to change. We remain committed to our communicated plan to reduce our leverage to between 3.0x and 3.5x over the next several years.

Conference Call and Webcast Information
Forterra will host a conference call to review its first quarter 2020 results on April 30 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 5337557. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

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About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; our current dispute with HeidelbergCement related to the payment of an earnout; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence

EXHIBIT 99.1

on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31,
	2020	2019
	(unaudited)
Net sales	$330,876	$291,858
Cost of goods sold	272,134	250,053
Gross profit	58,742	41,805
Selling, general & administrative expenses	(54,240)	(51,391)
Impairment and exit charges	(824)	(231)
Other operating income, net	330	579
	(54,734)	(51,043)
Income (loss) from operations	4,008	(9,238)

Other income (expense)
Interest expense	(20,745)	(24,665)
Loss on extinguishment of debt	(50)	—
Earnings from equity method investee	2,799	1,567
Loss before income taxes	(13,988)	(32,336)
Income tax (expense) benefit	(78)	7,297
Net loss	$(14,066)	$(25,039)

Basic and diluted loss per share:
Net loss	$(0.22)	$(0.39)

Weighted average common shares outstanding:
Basic and diluted	64,804	64,004

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$182,411	$34,800
Receivables, net	228,631	205,801
Inventories	259,273	238,483
Prepaid expenses	12,041	11,021
Other current assets	14,024	8,890
Total current assets	696,380	498,995
Non-current assets
Property, plant and equipment, net	464,165	475,575
Operating lease right-of-use assets	58,763	60,253
Goodwill	507,681	508,826
Intangible assets, net	132,252	142,674
Investment in equity method investee	51,232	50,034
Other long-term assets	2,147	3,701
Total assets	$1,912,620	$1,740,058

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$125,321	$102,426
Accrued liabilities	77,384	88,839
Deferred revenue	11,769	9,527
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	13,145	13,145
Total current liabilities	240,129	226,447
Non-current liabilities
Long term debt	1,258,150	1,085,793
Long-term finance lease liabilities	137,261	137,365
Long-term operating lease liabilities	53,416	54,411
Deferred tax liabilities	34,899	28,929
Other long-term liabilities	21,334	21,906
Long-term tax receivable agreement	64,240	64,240
Total liabilities	1,809,429	1,619,091
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 65,077 and 64,741 shares issued and outstanding	19	19
Additional paid-in-capital	247,042	244,372
Accumulated other comprehensive loss	(13,443)	(7,063)
Retained deficit	(130,427)	(116,361)
Total shareholders' equity	103,191	120,967
Total liabilities and shareholders' equity	$1,912,620	$1,740,058

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net loss	$(14,066)	$(25,039)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	22,501	24,392
(Gain) / loss on disposal of property, plant and equipment	36	(53)
Loss on extinguishment of debt	50	—
Amortization of debt discount and issuance costs	1,871	1,999
Stock-based compensation expense	2,864	1,529
Earnings from equity method investee	(2,799)	(1,567)
Distributions from equity method investee	1,600	1,500
Unrealized loss on derivative instruments, net	746	2,092
Unrealized foreign currency loss / (gain), net	335	(260)
Provision (recoveries) for doubtful accounts	(132)	487
Deferred taxes	5,970	(5,927)
Other non-cash items	1,106	387
Change in assets and liabilities:
Receivables, net	(23,371)	(8,145)
Inventories	(21,842)	(20,100)
Other current assets	(6,572)	(2,860)
Accounts payable and accrued liabilities	11,406	(12,447)
Other assets & liabilities	1,072	57
NET CASH USED IN OPERATING ACTIVITIES	(19,225)	(43,955)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(4,278)	(22,949)
Proceeds from sale of fixed assets	—	174
NET CASH USED IN INVESTING ACTIVITIES	(4,278)	(22,775)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loans	(8,071)	(3,128)
Proceeds from revolver	180,000	42,000
Other financing activities	(341)	(183)
NET CASH PROVIDED BY FINANCING ACTIVITIES	171,588	38,689
Effect of exchange rate changes on cash	(474)	423
Net change in cash and cash equivalents	147,611	(27,618)
Cash and cash equivalents, beginning of period	34,800	35,793
Cash and cash equivalents, end of period	$182,411	$8,175

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$17,138	$18,987
Income taxes paid (refunds received), net	(99)	1,209

EXHIBIT 99.1

Non-GAAP Measures
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any

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other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also includes free cash flow, a non-GAAP liquidity measure that represents cash flow from operating activities, less capital expenditure, net of proceeds from asset disposals. Management uses free cash flow, and ratios based on it, as one of the means by which it assesses available liquidity for strategic opportunities and other discretionary investment, and it is, therefore, useful to investors in evaluating our business using the same measures as management. Free cash flow is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our operating results [and our ability to generate cash without incurring additional financing]. Free cash flow does, however, have certain limitations due to the fact that it does not represent the total increase or decrease in the cash, cash equivalents and investments balance for the period nor does it represent the residual cash flow available for discretionary expenditures. Therefore, free cash flow should not be considered as an alternative to, or in isolation from, net cash flows from operating activities or any other measure of cash flow calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using Adjusted EBITDA and Adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net income (loss) to Adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2020	2019
	(unaudited)
Net loss	$(14,066)	$(25,039)
Interest expense	20,745	24,665
Depreciation and amortization	22,501	24,392
Income tax (benefit) expense	78	(7,297)
EBITDA[1]	29,258	16,721
(Gain) loss on sale of property, plant & equipment, net	36	(53)
Loss on extinguishment of debt	50	—
Impairment and exit charges[2]	824	231
Transaction costs[3]	1,458	420
Inventory step-up impacting margin[4]	—	93
Non-cash compensation[5]	2,864	1,529
Earnings from equity method investee[6]	(2,799)	(1,567)
Pro-rata share of Adjusted EBITDA from equity method investee[7]	3,772	2,536
Adjusted EBITDA	$35,463	$19,910
Adjusted EBITDA margin	10.7%	6.8%
Gross profit	$58,742	$41,805
Gross profit margin	17.8%	14.3%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.

[7]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

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Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended March 31, 2020	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$26,052	$22,873	$(19,667)	$29,258
(Gain) loss on sale of property, plant & equipment, net	(76)	81	31	36
Loss on extinguishment of debt	—	—	50	50
Impairment and exit charges[2]	—	824	—	824
Transaction costs[3]	—	—	1,458	1,458
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	701	185	1,978	2,864
Other[6]	401	(401)	—	—
Earnings from equity method investee[7]	(2,799)	—	—	(2,799)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	3,772	—	—	3,772
Adjusted EBITDA	$28,051	$23,562	$(16,150)	$35,463
Adjusted EBITDA margin	16.5%	14.7%	NM	10.7%

Net sales	$170,234	$160,642	$—	$330,876
Gross Profit	32,555	26,160	27	58,742

Three months ended March 31, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$25,066	$8,741	$(17,086)	$16,721
(Gain) loss on sale of property, plant & equipment, net	(140)	87	—	(53)
Loss on extinguishment of debt	—	—	—	—
Impairment and exit charges[2]	23	208	—	231
Transaction costs[3]	—	—	420	420
Inventory step-up impacting margin[4]	93	—	—	93
Non-cash compensation[5]	72	49	1,408	1,529
Other[6]	401	(401)	—	—
Earnings from equity method investee[7]	(1,567)	—	—	(1,567)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	2,536	—	—	2,536
Adjusted EBITDA	$26,484	$8,684	$(15,258)	$19,910
Adjusted EBITDA margin	16.2%	6.8%	NM	6.8%

Net sales	$163,734	$128,124	$—	$291,858
Gross Profit	31,433	10,735	(363)	41,805

NM	Not meaningful

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

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[6]	Inter-segment charges that are eliminated upon consolidation.

[7]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Adjusted EBITDA for trailing 12 months
(in thousands)

	Twelve months ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Net (loss) income	$(29,493)	$(33,534)	$(16,607)	$(7,331)	$3,642
Interest expense	89,694	97,732	99,064	94,970	91,050
Depreciation & amortization	102,404	100,757	99,007	97,258	95,367
Income tax (benefit) expense	(527)	(6,889)	(3,786)	(3,279)	4,097
EBITDA[1]	162,078	158,066	177,678	181,618	194,156
(Gain) loss on sale of property, plant & equipment, net	(4,373)	(663)	(268)	2,045	2,134
Gain on extinguishment of debt	—	—	(374)	(1,708)	(1,658)
Impairment & exit charges[2]	3,122	3,428	1,767	3,520	4,113
Transaction costs[3]	1,801	2,248	2,306	2,963	3,999
Inventory step-up impacting margin[4]	383	278	278	278	185
Non-cash compensation[5]	6,615	5,762	6,485	7,919	9,254
Other[6]	(712)	3,628	3,328	3,328	3,328
Earnings from equity method investee[7]	(9,881)	(9,611)	(11,376)	(10,466)	(11,697)
Pro-rate share of Adjusted EBITDA from equity method investee[8]	13,411	13,707	15,451	14,433	15,668
Adjusted EBITDA	$172,444	$176,843	$195,275	$203,930	$219,482

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	Impairment or abandonment of long-lived assets and other exit charges.

[3]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[4]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[5]	Non-cash equity compensation expense.

[6]	Other includes one-time charges such as executive severance costs and gains on insurance proceeds related to the destruction property.

[7]	Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

[8]
Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

EXHIBIT 99.1

Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow 1
(in thousands)

	Three months ended
	March 31,
	2020	2019
Net cash used in operating activities - GAAP	$(19,225)	$(43,955)
Add/(Deduct):
Purchase of property, plant and equipment, and intangible assets	(4,278)	(22,949)
Proceeds from sale of fixed assets	—	174
Free cash flow (usage) - Non-GAAP	$(23,503)	$(66,730)

[1]
The Company defines free cash flow as net cash flow from operations accounted for under GAAP, less capital expenditures and cash paid for intangible assets, plus proceeds from sale of fixed assets. Free cash flow is not a GAAP measurement and may not be comparable to free cash flow reported by other companies.

[2]
Net cash used in investing activities were $4,278 and $22,775, respectively, for the three months ended March 31, 2020 and March 31, 2019; net cash provided by financing activities were $171,588 and $38,689, respectively, for the three months ended March 31, 2020 and March 31, 2019.

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com